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                                                                    Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
National Quality Care, Inc.


We consent to the use of our report dated March 3, 1998, incorporated herein by reference in the Registration Statement on Form S-8 of National Quality Care, Inc., relating to the consolidated balance sheets of National Quality Care, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-KSB of National Quality Care, Inc.

/s/ KPMG LLP


KPMG LLP

Los Angeles, California
March 19, 1999